UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 10, 2012

REDPOINT BIO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51708	22-3393959
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Redpoint Bio Corporation

5501 Old York Road

Philadelphia, Pennsylvania 19141

(Address of Principal Executive Offices)

(215) 456-2312
Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On August 10, 2012, Redpoint Bio Corporation, a Delaware corporation (the “Company”) and Celator Pharmaceuticals, Inc., a Delaware corporation (“Celator”) entered into a Termination Agreement (the “Termination Agreement”) whereby the parties mutually agreed to terminate the Exchange Transaction Agreement (the “Exchange Agreement”) that the parties entered into on June 14, 2012. Celator agreed to pre-pay to the Company the remaining $12,500 due under the Exchange Agreement.

Under the Exchange Agreement, holders of shares of Celator’s common stock, par value $0.001 per share (“Celator Common Stock”), were to exchange (the “Exchange Transaction”) such shares of Celator Common Stock for shares of to be designated Series A Preferred Stock of the Company. Upon the completion of the Exchange Transaction, Celator would have become a subsidiary of the Company.

The Company believes that its current available funds are only sufficient to meet certain of its operating requirements through August 2012. There is substantial doubt about the Company’s ability to continue as a going concern. The Company is looking at all alternatives in an effort to reduce its liabilities and sell its other assets, including monetizing the License and Commercialization Agreement entered into with International Flavors and Fragrances, Inc. in June 2010.

It is contemplated that the Termination Agreement will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDPOINT BIO CORPORATION
Dated: August 13, 2012
	By:	/s/ Scott Horvitz
	Name:	Scott Horvitz
	Title:	President, Chief Executive Officer,
Chief Financial Officer, Treasurer,
and Secretary